Exhibit 10(a)

LOAN AGREEMENT

LOAN AGREEMENT (“Agreement”) dated as of February 27, 2006 by and between NHSA JPS LLC, a Delaware limited liability company (“NHSA JPS”), and THE FIRST AMERICAN CORPORATION, a California corporation (“Lender”).

RECITALS

WHEREAS, NHSA JPS and Lender wish to explore approaches to improving access to fair credit opportunity for emerging markets borrowers;

Whereas, Lender has established a project to explore an alternative method of credit scoring for credit worthy emerging markets borrowers potentially to assist such borrower’s in obtaining prime grade loans with prime grade pricing (the “Anthem Project”);

WHEREAS, NHSA JPS and Lender have determined that the Anthem Project of Lender has the potential to play a significant role in helping to bring credit worthy emerging markets borrowers into prime grade loans with prime grade pricing;

WHEREAS, NHSA JPS is willing to assist Lender in connection with the Anthem Project by working to create two separate $100 million loan pools which would utilize the methodology of the Anthem Project (collectively, the “Anthem Loan Pools”) and also providing Lender access to data from certain historical loan pools created by NHSA JPS over the past ten (10) years;

WHEREAS, NHSA JPS and Lender intend to cooperate with one another in furtherance of the Anthem Project by making every good faith effort to institute the practices and programs outlined on the Description of Initiatives outlined on Exhibit B attached hereto in furtherance of those objectives, including, but not limited to building the Anthem Loan Pools, utilizing NHSA JPS warehouse lines of credit where appropriate in furtherance of such goals and negotiating mortgage insurance rates in support of the Anthem Loan Pools;

WHEREAS, Lender is willing to make a loan of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) to NHSA JPS on the terms and conditions set forth in this Agreement in support of the Anthem Project.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, NHSA JPS and Lender agree as follows:

Section 1.	DEFINITIONS

1.1 Defined Terms. All terms defined in this Agreement shall have the defined meanings when used herein or in any note, certificate, report or other document made or delivered pursuant to this Agreement, unless the context otherwise requires. The following terms shall have the following meanings.

‘Advance’ and ‘Advances’ means those amounts advanced from time to time under the Loan from Lender to NHSA JPS for the purposes and uses specified in this Agreement.

‘Affiliate’ means any person, firm, corporation, partnership, joint venture, trust or entity which is controlled by or is under common control by or with the applicable person or any person, corporation, joint venture, partner, joint venturer, entity, shareholder, officer or director of such person. For the purposes of this definition, “control” and the correlative meaning of the terms “controlled by” and “under common control by or with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Affiliate through the ownership of an interest in the Affiliate.

‘Agreement’ means this Loan Agreement as originally executed and as the same may from time to time be amended or supplemented in a writing executed by both parties.

‘Anthem Loan Pools’ has the meaning set forth in the recitals to this Agreement.

‘Anthem Project’ has the meaning set forth in the recitals to this Agreement.

‘Business Day’ means any day other than a Saturday, Sunday, or holiday on which Lenders in the State of California are authorized by law to close.

‘Collateral Trust Agreement’ means the Collateral Trust Agreement of even date herewith, as originally executed and as the same may from time to time be amended or supplemented in a writing executed by the parties thereto.

‘Description of Initiatives’ shall mean those programs and initiatives outlined on Exhibit B attached hereto

‘Event of Default’ means any event described in Section 8.1 hereof.

‘Interest Rate’ means an interest rate of two percent (2%) per annum.

‘Loan’ means the loan from Lender to NHSA JPS made pursuant to this Agreement.

‘Loan Loss Reserve Accounts’ means those accounts established in support of the Anthem Project and the Anthem Loan Pools and into which proceeds of the Loan are deposited from time to time.

‘Loan Losses’ for each delinquent Anthem Project loan means net losses covered and paid from Loan Loss Reserve Accounts after application of Standard Collection Procedures, including the exhaustion and application of any private mortgage insurance (PMI) for such delinquent Anthem Project loan and any proceeds actually received by NHSA JPS or its Affiliate from any disposition of the Anthem Project loan or the property to which such loan applies.

‘Loss Notice’ has the meaning set forth in Section 2.2 B.

‘Maturity Date’ means February 27, 2016.

‘Note’ means the NHSA JPS’s promissory note(s) issued to Lender pursuant to Section 2.2 hereof.

‘Person’ means a corporation, association, partnership, trust, organization, business, individual or government or governmental agency or political subdivision thereof.

‘Standard Collection Procedures’ means the standard collection procedures and guidelines of Neighborhood Housing Services of America, a California non-profit corporation (“NHSA”), used in connection with any loan in the Anthem Loan Pools that becomes delinquent. Such Standard Collection Procedures shall include NHSA JPS and its applicable Affiliate using their diligent efforts to collect on the delinquent loan prior to using any Loan Funds in the Loan Loss Reserve Account for such loan.

‘Trustee’ shall mean the Trustee appointed pursuant to the Collateral Trust Agreement.

Section 2.	AMOUNT AND TERMS OF CREDIT

2.1 Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a Loan to NHSA JPS in the maximum principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00).

2.2 Note.

A. The obligation of NHSA JPS to repay the Loan shall be evidenced by that certain promissory note of even date herewith in the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) by NHSA JPS as “Maker” to the order of Lender as “Payee”, payable as set forth herein, all amounts outstanding (including accrued interest and principal remaining outstanding) becoming finally due and payable on the Maturity Date if not paid before (the “Note”). The outstanding principal balance of the Note at any time shall be the total amount of (a) all Advances made thereunder by Lender as “Payee” less (b) the amount of any principal payments made thereon by or for NHSA JPS as “Maker” (the outstanding principal balance of this Note being prepayable by Payee at any time without premium or penalty) less (c) the amount of Loan Losses (determined in accordance with clause (B) below and after taking into consideration any proceeds actually received by NHSA JPS from mortgage insurance or other disposition of the loans or the properties to which such Loan Losses apply) suffered by NHSA JPS on loans from the Anthem Loan Pools.

B. NHSA JPS shall service all Anthem Project loans and follow the Standard Collection Procedures in connection with any loan in the Anthem Loan Pools that becomes delinquent. Upon completion of foreclosure of a delinquent loan, NHSA JPS shall determine the amount of any Loan Losses and send a notice of the Loan Losses (the “Loss Notice”) to Lender. Upon receipt of a Loss Notice from NHSA JPS, the then outstanding principal balance of the Note shall automatically be reduced by an amount equal to the amount of the Loan Loss.

2.3 Interest, Payment of Principal.

A. Interest Rate. The outstanding balance under the Note shall bear interest at a rate of two percent (2%) per annum.

B. Accrual and Payment of Interest.

1. Interest shall be due and payable on the first (1st) day of each quarter (January, April, July and October), commencing April 1, 2006, on the principal balance of the Note outstanding from time to time and shall cease to accrue on the amount of principal repaid or any Loan Losses applied to the Note. On the Maturity Date of the Note or earlier as set forth herein for an Event of Default, all principal and interest remaining unpaid shall be due and payable.

2. All interest shall be calculated on the basis of a year containing 360 days and shall accrue for the actual number of days on which principal is outstanding under the Note.

2.4 Disbursement of Loan. Lender shall disburse FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) on the date hereof (the “First Advance”) and TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) upon written request to Lender on or after April 1, 2006 (the “Second Advance” and, each, an “Advance”). Each Advance shall be made into a pre-designated funding account maintained by NHSA JPS or directly to NHSA JPS in accordance with the provisions of Section 2.5, below.

2.5 Use of Proceeds. The proceeds of the Loan shall be used as follows:

A. With respect to the First Advance,

(i) Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be disbursed on behalf of NHSA JPS to a Loan Loss Reserve Account with the Trustee to cover Loan Losses solely in support of the Anthem Loan Pools, as more particularly described in the Collateral Trust Agreement. In accordance with the terms of the Collateral Trust Agreement such proceeds may be invested by NHSA JPS in Qualified Investments, as defined in the Collateral Trust Agreement until utilized for the purposes set forth therein. Any portion of such Loan proceeds not utilized to cover Loan Losses and remaining in the Loan Loss Reserve Account upon the Maturity Date of the Loan shall be utilized to repay the then outstanding principal balance of and accrued interest owing on the Loan;

(ii) Two Million and No/100 Dollars ($2,000,000.00) directly to NHSA JPS or its Affiliate for working capital to carry out the obligations of NHSA JPS for the Anthem Project hereunder (the “Working Capital Advance”); provided, however, that NHSA JPS shall cause to be repaid the principal balance of the Working Capital Advance on or before November 30, 2007. NHSA JPS or its Affiliates currently have restricted funds in an amount equal to the Working Capital Advance, and NHSA JPS further covenants and agrees that such funds will become unrestricted on or after January 1, 2007 and once so unrestricted, such funds shall be set aside and not encumbered or pledged (other than for the repayment of the Working Capital Advance) and shall be made available to NHSA JPS to repay the Working Capital Advance. Notwithstanding the foregoing, upon repayment of the Working Capital Advance, if the Loan Loss Reserve Accounts have been depleted in accordance herewith, NHSA JPS shall have the right to re-borrow under the terms of the Note the amount so repaid on account of the Working Capital Advance and to deposit such funds so re-borrowed in the Loan Loss Reserve Account and utilized in the same manner as the funds described in Section 2.5A(i), above through the Maturity Date.

(iii) Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be disbursed to NHSA JPS to be used for mortgage insurance co-insurance pools for credit enhancement as required in accordance with the applicable mortgage insurance agreement in connection with the Anthem Project; provided, however, that any remaining funds at the end of the respective mortgage insurance co-insurance contract periods shall be repaid to First American, and NHSA JPS shall have the right to re-borrow under the terms of the Note the amount so repaid under this paragraph and to deposit such funds so re-borrowed in the Loan Loss Reserve Account to be utilized in the same manner as funds specified in Section 2.5A(i), above through the Maturity Date.

B. The Second Advance shall be disbursed on behalf of NHSA JPS to the Loan Loss Reserve Account to be utilized in the manner as the funds provided in Section 2.5A(i), above.

2.6 Holiday Payments. If any payment to be made by NHSA JPS hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

Section 3.	CONDITIONS OF LENDING

3.1 Conditions Precedent to Advances. Lender shall not be obligated to lend to NHSA JPS under this Agreement unless the following conditions precedent have been satisfied:

A. NHSA JPS shall comply, and shall have complied, with all of the covenants, representations and warranties under this Agreement, the Note, the Collateral Trust Agreement and any other agreement executed in favor of Lender in connection therewith and no Event of Default shall have occurred thereunder and be continuing.

B. NHSA JPS shall have validly executed and delivered to Lender the following:

1.	This Agreement duly executed;

2.	The Note duly executed;

3.	The Collateral Trust Agreement duly executed; and

4.	A certificate of any officer of the sole member of NHSA JPS or any authorized signatory of NHSA JPS certifying (i) the organizational documents of NHSA JPS; (ii) the due adoption and validity of a corporate resolution of the sole member of NHSA JPS authorizing the execution of this Agreement, the Note, and any and all other documents related to this Agreement on behalf of NHSA JPS; and (iii) a specimen signature of the individual duly authorized to execute this Agreement, the Note and any and all other documents relating to this Agreement on behalf of NHSA JPS.

3.2 Conditions Precedent to Subsequent Advances. The obligation of Lender to make each Advance hereunder is subject to the following conditions:

A. NHSA JPS shall comply, and shall have complied, with all of the covenants, representations and warranties under this Agreement, the Note, the Collateral Trust Agreement and any other agreement executed in favor of Lender in connection therewith and no Event of Default shall have occurred thereunder and be continuing.

Section 4.	NHSA JPS’S REPRESENTATIONS AND WARRANTIES

NHSA JPS makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until payment in full of the Note:

4.1 Existence and Rights. NHSA JPS is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware without limit as to the duration of its existence; NHSA JPS has the limited liability company power and authority to own its property and to carry on its business as now conducted and is duly qualified and in good standing in each State in which the character of its business makes such qualification necessary; NHSA JPS has the limited liability company power and authority to enter into and perform its obligations under this Agreement and to issue the Note as herein provided; and NHSA JPS’s chief executive office is located in the State of California.

4.2 Loan Documentation Authorized. The execution, delivery and performance of this Agreement, the Note and the Collateral Trust Agreement are duly authorized by NHSA JPS, do not require the consent or approval of any governmental body or other regulatory authority and are not in contravention of or conflict with any law or regulation or any term or provision of its organizational documents; and this Agreement and the Collateral Trust Agreement are, and the Note when delivered for value received will be, the valid, binding and legally enforceable obligations of NHSA JPS in accordance with their terms.

4.3 No Conflict. The execution, delivery and performance of this Agreement and of the Note will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which NHSA JPS is a party or by which it or any of its property may be bound or affected, and, other than in favor of Lender, such execution, delivery and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of its property pursuant to the provisions of any of the foregoing.

4.4 Litigation. There is no litigation or other proceeding pending or, to the knowledge of NHSA JPS, threatened in writing against or affecting it or its properties which, if determined adversely to NHSA JPS, would have a materially adverse effect on the financial condition, properties or operations of NHSA JPS, and it is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

4.5 Regulations G, T, & U. Neither NHSA JPS nor any Affiliate is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations G, T, & U of the Board of Governors of the Federal Reserve System), and not more than twenty-five percent (25%) of the value of the NHSA JPS’s assets and other property consists of such margin stock.

4.6 Other Regulations. Neither NHSA JPS nor any Affiliate thereof is subject to any statute or regulation restricting the ability of NHSA JPS or any Affiliate thereof to incur indebtedness or encumber its respective properties.

Section 5.	LENDER’S REPRESENTATIONS

5.1 Non-reliance. Lender is not relying on or looking to any capital stock or other security (as defined in Regulation U of the Board of Governors of the Federal Reserve System) now or hereafter owned by NHSA JPS for the repayment of the Loan.

5.2 Investment Intent. Lender is making the Loan and receiving the Note for its own account.

5.3 Good Standing. Lender is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Lender has the power and authority to own assets and properties, to carry on its activities as now conducted, and to deliver and perform this Agreement.

5.4 Delivery Authorized. The execution, delivery and performance by Lender of this Agreement and disbursement of each Advance hereunder, is duly authorized by all requisite corporate action. On execution and delivery by Lender, this Agreement will constitute the legal, valid and binding obligation of Lender, enforceable in accordance with its terms.

5.5 Transfers. Lender may not sell, assign, transfer, negotiate, grant a participation in, or otherwise dispose of to any person or entity, all or a part of the Note outstanding or any interest therein without the prior written consent of NHSA JPS, which consent shall not be unreasonably withheld or delayed.

Section 6.	NHSA JPS’S AFFIRMATIVE COVENANTS

NHSA JPS covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Note, unless Lender shall otherwise consent in writing, NHSA JPS shall do or cause to be done all of the following:

6.1 Limited Liability Company Rights and Facilities. Maintain and preserve its existence and all rights, privileges, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption; and maintain its chief executive office in the State of California.

6.2 Insurance. Maintain insurance with responsible insurance carriers against such risks and in such amounts as is customarily carried by similar businesses, including, without limitation, errors and omissions, fire, public liability, property damage, workers’ compensation and interruption of business insurance.

6.3 Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

A. The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any rights of redemption from any sale thereunder; and

B. It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto.

6.4 Other Taxes and Charges. Pay all governmental charges or taxes (except Lender’s income, franchise or other similar taxes) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the existence or issuance of the Note by reason of any existing or hereafter enacted federal or state statute.

6.5 Records and Reports. Maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained and furnish at NHSA JPS’s expense to the Lender:

A. As soon as available, and in any event within sixty (60) days after the close of each quarter of the first three quarters of each fiscal year of NHSA JPS, commencing with the quarter ending March 31, 2006, a statement of financial position and statement of activities of NHSA JPS as of the close of such quarter and covering operations for the portion of NHSA JPS’s fiscal year ending on the last day of such quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by NHSA JPS and certified by an appropriate officer of NHSA JPS, subject, however, to year-end audit adjustments;

B. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year respectively, statement of financial position, and statement of activities of NHSA JPS as of the close of and for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, audited by and with the unqualified opinion of certified public accountants; and

C. Promptly after receipt thereof by NHSA JPS, copies of any detailed audit reports submitted to NHSA JPS by independent accountants in connection with each annual or interim audit of the accounts of the NHSA JPS made by such accountants. In addition, if and when requested by Lender from time to time, NHSA JPS shall provide to Lender a balance sheet and profit and loss statement of NHSA JPS, to the extent available, and such other information as may reasonably be requested by Lender.

6.6 Notice of Certain Events. Promptly notify Lender in writing of the occurrence of any (a) Event of Default hereunder or event which would become an Event of Default hereunder upon giving of notice, the lapse of time, or both; (b) change in the location of NHSA JPS’s executive headquarters; (c) change in the name or trade name of NHSA JPS; or (d) receipt by NHSA JPS of any claim, lawsuit, complaint, regulatory notice of any type seeking monetary or equitable relief from NHSA JPS valued in excess of $1,000,000.00.

6.7 Description of Initiatives. NHSA JPS shall make every good faith effort to institute the practices and programs described in the Description of Initiatives.

Section 7.	NHSA JPS’S NEGATIVE COVENANTS

NHSA JPS covenants and agrees that until the Note has been repaid in full, NHSA JPS shall not do any of the following without the written consent of Lender:

7.1 Type of Business. Make any substantial change in the present character of its business except as contemplated by the Anthem Project.

7.2 Loans and Investments. Lend money, or extend credit or make any investment other than in the ordinary and normal course of its business as presently conducted.

7.3 Sale of Business. Sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or twenty-five percent (25%) or more of its total Servicing Portfolio, or any property or other assets necessary for the continuance of its business as now conducted, including, without limitation, the selling of any property or other asset accompanied by the leasing back of the same.

7.4 Regulations G, T, and U. Use the proceeds of the Loan, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulations G, T, and U of the Board of Governors of the Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock or otherwise using the proceeds of the Loan for any purposes other than as specifically permitted herein.

Section 8.	EVENTS OF DEFAULT

8.1 Events of Default. Events of Default, as used herein, means any one or more of the following events by NHSA JPS or its Affiliate:

A. Failure to Pay Note. Failure to pay any installment of principal of, or interest on, the Note when due or any other monetary obligations as required hereunder.

B. Breach of Covenant. Failure of NHSA JPS to perform any other terms or condition of this Agreement, the Note or the Collateral Trust Agreement binding upon NHSA JPS.

C. Breach of Representation or Warranty. Any of NHSA JPS’s representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be breached or false or misleading in any material respect.

D. Bankruptcy or Insolvency. A court having jurisdiction shall enter a decree or order for relief in respect of NHSA JPS in an involuntary case under any applicable Bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of NHSA JPS, or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs, and such decree or order is not terminated, withdrawn or dissolved within ninety (90) days thereof; or NHSA JPS shall commence a voluntary case under any applicable Bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of NHSA JPS, or for any substantial part of its properties, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

E. Judgments, Attachments. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against NHSA JPS or any of its assets and shall remain unvacated, unbonded or unstayed for a period of 90 days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

Notwithstanding anything set forth in Sections 8.1(A) and 8.1(B) to the contrary, it shall not be an Event of Default hereunder unless and until NHSA JPS fails to make any payment required to be made under the terms of the Note or this Agreement and such failure continues unremedied for a period of ten (10) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to NHSA JPS by Lender. Notwithstanding anything set forth in Section 8.1(B) and 8.1(C) and this paragraph to the contrary, it shall not be an Event of Default hereunder unless and until NHSA JPS fails duly to observe or perform in any material respect, any of the non-payment covenants or agreements on the part of NHSA JPS in the Note or this

Agreement and such failure continues unremedied for a period of thirty (30) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to NHSA JPS by Lender, unless such default is not reasonably susceptible to being cured within such time period, in which event, such time as may be reasonably required to cure the same, provided that NHSA JPS has commenced such cure within fifteen (15) days of such notice, and thereafter diligently prosecutes such cure to completion within one hundred twenty (120) days from such notice.

8.2 Remedies Upon Default.

A. Upon the occurrence of an Event of Default, automatically upon the happening of any Event of Default specified in Section 8.1.D hereof, and with respect to the other Events of Default at its option, without demand, presentment or notice, all of which hereby are expressly waived by NHSA JPS, Lender (or the holder of the Note) may exercise one or more of the following remedies:

1.	Terminate all credit hereunder and all obligations of Lender to make any Advance hereunder.

2.	Declare the Note to be immediately due and payable, whereupon it shall be due and payable.

3.	Exercise any and all other rights and remedies of Lender as it shall deem appropriate at law, in equity, or otherwise.

B. Lender shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not stop or prevent Lender from pursuing any further remedy which it may have hereunder or by law.

8.3 Application of Proceeds. Any money collected by Lender pursuant to Section 8.2 hereof (whether by means of voluntary payment, foreclosure, or otherwise) shall be promptly applied as follows unless otherwise required by provision of applicable law:

A. First, to the payment of all expenses incurred by Lender under this Agreement and in enforcing its rights hereunder, including without limitation all costs and expenses of collection, attorneys’ fees, court costs, and foreclosure expenses.

B. Second, to the payment of any amounts owed by NHSA JPS to Lender under this Agreement (excluding those amounts due under Section 8.3.C below).

C. Third, to the payment of all amounts due and unpaid under the Loan by NHSA JPS to Lender (first to interest accrued, and second to outstanding principal, on the Note).

D. Finally, to NHSA JPS.

Section 9.	MISCELLANEOUS

9.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan and all Advances hereunder, and the execution and delivery of the Note, and the termination or expiration of this Agreement, the Note and the Collateral Trust Agreement.

9.2 Modification. This Agreement and the Note may not be amended, waived or modified in any manner without the written consent of Lender and NHSA JPS.

9.3 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (ii) transmitted by facsimile, if such facsimile is promptly followed by a notice sent by Mail, (iii) delivered by a nationally recognized overnight courier, or (iv) delivered personally. Any such notice shall be deemed given (i) the date delivery is confirmed by return receipt if sent by Mail, (ii) the date the facsimile is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Section 9.3) shall be as follows:

if to Lender:

The First American Corporation
1 First American Way
Santa Ana, California, 92707
Attention: Kathleen Collins, Vice President
Phone: (714) 800-3000
Facsimile: (714) 800-3032

if to NHSA JPS:

NHSA JPS, LLC
201 South Lake Avenue, Suite 800
Pasadena, California 91101
Attention:	Brian Cosgrove, President

With a copy to:

Neighborhood Housing Services of America
1970 Broadway, Suite 400
Oakland, California 94612
Attention:	Mary Lee Widener
President and Chief Executive Officer
Phone:	(510) 287-4201
Facsimile:	(510) 444-6145

9.4 Severability. In case any provision in this Agreement or in the Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.5 Applicable Law. This Agreement shall be governed by the laws of the State of California

9.6 Assignment. This Agreement is not assignable by operation of law or otherwise, and any assignment without the prior written consent of both parties shall be deemed null and void.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.8 Section Headings. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretations of this Agreement or any provision hereof.

9.9 Indemnity by NHSA JPS.

NHSA JPS agrees to indemnify, defend, save and hold harmless Lender and its directors, officers, agents, and employees (collectively the ‘indemnitees’) from and against:

A.	Any and all writs, subpoenas, claims, demands, actions, or causes of action of any Person which may be served on or asserted against any indemnitee if the writ, subpoena, claim, demand, action, or cause of action that the Person has, serves on or asserts against the indemnitee arises from a breach by NHSA JPS or its Affiliate of this Agreement, or from NHSA JPS’s or its Affiliate’s activities under the Anthem Project, except to the extent (i) those arise from the enforcement by NHSA JPS or a breach by Lender of this Agreement, and (ii) those arise as a result of the negligence or willful misconduct of any indemnitee; and

B.	Any and all liabilities, losses, costs, or expenses (including without limitation reasonable attorneys’ fees) that any indemnitee suffers or incurs as a result of the service or assertion of any writ, subpoena, claim, demand, action, or cause of action specified in Section 9.9.A.1, except to the extent such liabilities, losses, costs or expenses arise from (i) the enforcement by NHSA JPS of a breach by Lender of this Agreement, and (ii) those which arise as a result of the gross negligence or willful misconduct of any indemnitee.

9.10 Counterparts. This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument.

9.11 Press Releases. Neither Lender nor NHSA JPS shall issue any public announcements about the Loan or the Anthem Project or related Anthem Loan Pool Scoring initiative without the prior written consent of the other.

9.12 Intellectual Property and Data Rights. Neither party shall make public proprietary business processes, formulas or intellectual insights gained through the Anthem Project. While NHSA JPS and its Affiliates will hold private all First American business processes, formulas and intellectual insights obtained as part of the Anthem Project, NHSA JPS and its Affiliates, including NHSA, are fully entitled to use their own insights gained through the Anthem Project to further their business objectives. All consumer data used in the Anthem Project is the property of NHSA JPS and certain of its Affiliates, including NHSA. As part of the project NHSA JPS agrees to share or cause to be shared loan level origination data and loan performance data with First America during calendar years 2006 through the Maturity Date, as well as the historical data referred to in Exhibit B, except as otherwise prohibited by applicable law.

9.13 Data Usage. Under this Agreement, Lender’s rights to use data provided by NHSA JPS or any Affiliate thereof are limited to internal business purposes including research and development purposes. The results of research may be shared publicly, but Lender may not share loan level details with third parties without the prior written approval of NHSA JPS.

REMAINDER OF PAGE INTENTIONALLY BLANK

This Agreement is executed on behalf of the parties by duly authorized representatives as of the date first above written.

NHSA JPS:

NHSA JPS, a Delaware limited liability company

By:	/s/ Mary Lee Widener
Name: Mary Lee Widener
Its: Authorized Signatory

Lender:

THE FIRST AMERICAN CORPORATION, a California corporation

By:	/s/ Craig I. DeRoy

Name:	Craig I. DeRoy

Its:	President

[SIGNATURE PAGE TO LOAN AGREEMENT]